Press Release

               Southwest Royalties Holdings, Inc.

            For the Quarter Ended September 30, 2001

Southwest Royalties Holdings, Inc. has released the financial results for the third quarter 2001, for its oil and gas subsidiary, Southwest Royalties, Inc. Oil and gas revenues for the three months ended September 30, 2001 were $10.6 million down from $15.0 million during the same period in 2000. Average sales prices for oil and condensate were $23.72 per barrel compared to $30.36 per barrel for the third quarter 2000 and natural gas prices were $2.30 per mcf for the third quarter down from $4.37 for the same quarter 2000. Southwest Royalties, Inc. has engaged Friedman, Billings, Ramsey and Co., Inc. to explore all strategic options for the company, including a potential recapitalization.


Released November 26, 2001